Exhibit 5

November 14, 2019

Minister of Economy

Ministry of Economy - Federative Republic of Brazil

Procuradoria-Geral da Fazenda Nacional, Ministério da Economia, Esplanada dos Ministérios

Bloco P, 8°Andar

70048-900, Brasília-DF

Brazil

Re:	Federative Republic of Brazil

Registration Statements No. 333-210338 and 333-222323

Ladies and Gentlemen:

I, Mauricio Cardoso Oliva, Attorney of the Office of the Attorney General of the National Treasury of the Ministry of Economy of the Federative Republic of Brazil (the “Republic”), have reviewed the above-referenced Registration Statements (the “Registration Statements”), including the Basic Prospectus dated December 28, 2017 (the “Basic Prospectus”), the Prospectus Supplement dated November 4, 2019 constituting a part thereof (together with the Basic Prospectus, the “Prospectus”), the Indenture, dated as of July 2, 2015 (the “Indenture”), between Brazil and The Bank of New York Mellon, including the form of debt securities attached thereto, previously filed as part of Brazil’s Annual Report for the fiscal year ended December 31, 2018 on Form 18-K, and made a part of the Registration Statements, and the Terms Agreement, dated November 4, 2019 (the “Terms Agreement”), among the Republic, BNP Paribas Securities Corp., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC, pursuant to which the Republic proposes to issue its 4.500% Global Bonds due 2029 and 4.750% Global Bonds due 2050 (collectively, the “Global Bonds”).

The issuance of the Global Bonds has been authorized pursuant to Resolution No. 20 dated November 16, 2004 of the Federal Senate of Brazil, enacted pursuant to Article 52 of the Constitution of the Federative Republic of Brazil.

It is my opinion that the Global Bonds have been duly authorized, and when executed and delivered by the Republic and authenticated pursuant to the Indenture and delivered pursuant to the Terms Agreement, the Prospectus, the Global Bonds will constitute valid and legally binding direct and unconditional obligations of Brazil under the present laws of Brazil.

I hereby consent to the filing of this opinion as Exhibit 5 to Amendment No. 2 to the Annual Report of the Republic on Form 18-K/A for the fiscal year ended December 31, 2018. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mauricio Cardoso Oliva
Mauricio Cardoso Oliva
Attorney of the National Treasury of Brazil